Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2023 FIRST QUARTER RESULTS

•	Declares Quarterly Cash Dividend of $0.25 Per Share

EL SEGUNDO, Calif., May 02, 2023 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2023 first quarter ended April 2, 2023.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said “We achieved earnings near the midpoint of our guidance range, as we benefitted from favorable expense results relative to plan, which partially offset topline headwinds from deteriorating macroeconomic conditions and unfavorable weather over the last month of the quarter. Although our business benefitted from favorable winter weather during the first half of the quarter, when the winter weather persisted into the start of spring with unseasonably cold temperatures and record levels of rainfall across much of our geography, it negatively impacted the start of the baseball season and other spring recreational activities.”

Mr. Miller continued, “As we begin the second quarter, the macro environment is continuing to pressure our customers’ discretionary spending. We remain focused on navigating the challenging conditions by driving healthy merchandise margins and managing our cost structure in an effort to offset inflationary pressures. Despite the tough economy, we are excited about our product assortment for the spring and summer seasons and are hopeful that the wet winter will alleviate drought conditions and lead to favorable summer recreation opportunities.”

Net sales for the fiscal 2023 first quarter were $224.9 million compared to net sales of $242.0 million for the first quarter of fiscal 2022. Same store sales decreased 7.1% for the first quarter of fiscal 2023 compared to the first quarter of fiscal 2022.

Gross profit for the fiscal 2023 first quarter was $75.1 million, compared to $85.9 million in the first quarter of the prior year. The Company’s gross profit margin was 33.4% in the fiscal 2023 first quarter versus 35.5% in the first quarter of the prior year. The decrease in gross profit margin compared with the prior year primarily reflects higher store occupancy and distribution expense, including costs capitalized into inventory, as a percentage of net sales, and a slight decrease in merchandise margins. While the Company’s merchandise margins decreased by 23 basis points for the first quarter of fiscal 2023 compared to the first quarter of fiscal 2022, merchandise margins continued to run several hundred basis points ahead of pre-pandemic rates, supported by the evolution of the Company’s pricing and promotional strategy.

Overall selling and administrative expense for the quarter decreased by $0.1 million from the prior year, primarily reflecting lower performance-based incentive accruals and advertising expense, almost fully offset by continued upward pressure on labor costs and other broad-based inflationary impacts. As a percentage of net sales, selling and administrative expense increased to 33.4% in the fiscal 2023 first quarter, compared to 31.1% in the fiscal 2022 first quarter due to the lower sales base.

Net income for the first quarter of fiscal 2023 was $0.2 million, or $0.01 per diluted share. This compares to net income of $9.1 million, or $0.41 per diluted share in the first quarter of fiscal 2022.

EBITDA was $4.5 million for the first quarter of fiscal 2023 compared to $15.0 million in the prior year period. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the 2023 fiscal first quarter with no borrowings under its credit facility and with a cash and cash equivalent balance of $27.5 million. This compares to no borrowings under the Company’s credit facility and $25.6 million of cash and cash equivalents as of the end of the 2022 fiscal year. Merchandise inventories as of the end of the first quarter increased by 5.3% compared to the prior year period which was impacted by supply chain disruptions, partially offset by strong sell-through of winter inventory this season.

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.25 per share of outstanding common stock, which will be paid on June 15, 2023 to stockholders of record as of June 1, 2023.

Second Quarter Guidance

For the fiscal 2023 second quarter, the Company expects same store sales to decrease in the high single-digit range compared to the fiscal 2022 second quarter. The Company’s same store sales guidance reflects an expectation that macroeconomic headwinds will continue to impact discretionary consumer spending over the balance of the second quarter. Fiscal 2023 second quarter earnings per share is expected in the range of negative $0.10 to positive $0.05, which compares to fiscal 2022 second quarter earnings per diluted share of $0.41.

Store Openings

The Company currently has 430 stores in operation, which reflects two store closures during the fiscal 2023 first quarter. During the remainder of fiscal 2023, the Company expects to open approximately five new stores, relocate one store, and close approximately three stores.

Conference Call Information

The Company will host a conference call to discuss these results and provide additional comments and details. The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, May 2, 2023. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time.

In addition, the call will be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through Tuesday, May 9, 2023 by calling (844) 512-2921 to access the playback; the passcode is 13738245.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 430 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 12,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, global supply chain disruptions resulting from the ongoing conflict in Ukraine, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, as well as environmental, social and governance issues, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 Weeks Ended
	April 2, 2023	April 3, 2022
	(In thousands)
GAAP net income (as reported)	$193	$9,103
- Interest (income); + interest expense (as reported)	(115)	184
- Income tax (benefit); + income tax expense (as reported)	(107)	1,329
+ Depreciation and amortization (as reported)	4,510	4,410

EBITDA	$4,481	$15,026

Adjusted EBITDA	$4,481	$15,026

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	April 2, 2023	January 1, 2023
ASSETS
Current assets:
Cash and cash equivalents	$27,459	$25,565
Accounts receivable, net of allowances of $47 and $44, respectively	11,234	12,270
Merchandise inventories, net	315,415	303,493
Prepaid expenses	15,116	16,632

Total current assets	369,224	357,960

Operating lease right-of-use assets, net	269,654	276,016
Property and equipment, net	55,714	58,311
Deferred income taxes	10,098	9,991
Other assets, net of accumulated amortization of $1,475 and $1,359, respectively	7,145	6,515

Total assets	$711,835	$708,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$92,445	$67,417
Accrued expenses	60,925	70,261
Current portion of operating lease liabilities	68,881	70,584
Current portion of finance lease liabilities	2,881	3,217

Total current liabilities	225,132	211,479

Operating lease liabilities, less current portion	209,406	214,584
Finance lease liabilities, less current portion	6,637	7,089
Other long-term liabilities	7,106	6,857

Total liabilities	448,281	440,009

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,701,426 and 26,491,750 shares, respectively; outstanding 22,394,171 and 22,184,495 shares, respectively	266	264
Additional paid-in capital	126,627	126,512
Retained earnings	190,918	196,265
Less: Treasury stock, at cost; 4,307,255 shares	(54,257)	(54,257)

Total stockholders’ equity	263,554	268,784

Total liabilities and stockholders’ equity	$711,835	$708,793

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	April 2, 2023	April 3, 2022
Net sales	$224,939	$241,981
Cost of sales	149,795	156,048

Gross profit	75,144	85,933
Selling and administrative expense	75,173	75,317

Operating (loss) income	(29)	10,616
Interest (income) expense	(115)	184

Income before income taxes	86	10,432
Income tax (benefit) expense	(107)	1,329

Net income	$193	$9,103

Earnings per share:
Basic	$0.01	$0.42

Diluted	$0.01	$0.41

Weighted-average shares of common stock outstanding:
Basic	21,629	21,680

Diluted	21,949	22,300